Suite 1560 - 200 Burrard St. Vancouver, BC, V6C 3L6 Tel: (604) 696-3000 Fax: (604) 696-3001

Toronto Stock Exchange: G	New York Stock Exchange: GG

GOLDCORP TO RELEASE FIRST QUARTER RESULTS MAY 16, 2005

Vancouver, BC, April 11, 2005 - Goldcorp Inc. (TSX: G; NYSE: GG) will release first quarter results before market open on Monday, May 16th, 2005, which will include results of Wheaton River (TSX: WRM, AMEX: WHT) operations from February 15, 2005.

First Quarter Earnings Conference Call:

A conference call will also be held Monday, May 16th at 11:00 a.m. (ET) to discuss these results. You may join the call by dialing toll free 1-877-667-7774 or (416) 695-9753 for calls from outside of Canada and the US.

The conference call will be recorded and you can listen to a playback of the call after the event by dialing 1-888-509-0081 or (416) 695-5275. A live and archived audio webcast will be available on the website at www.goldcorp.com.

Annual General Meeting of Shareholders:

Goldcorp's Annual General Meeting of Shareholders will be held on Monday, May 16th at the Metro Toronto Convention Centre's John W.H. Bassett Theatre, 225 Front St. West, Toronto, located in the North Building, at 4 p.m. (ET) with a reception to follow in Room 107. Shareholders wishing to attend should send an RSVP to rsvp@goldcorp.com.

In February 2005, Goldcorp announced that its offer for Wheaton River was successful and this merger is expected to be finalized in April 2005. The combined company, which continues as Goldcorp under the direction of Wheaton River management, creates the world's lowest cost million ounce gold producer, with 2005 gold production expected to exceed 1.1 million ounces of gold at a cash cost of less than US$60 per ounce. By 2007, gold production is expected to grow to over 1.5 million ounces. The combined company has a strong balance sheet with approximately US$500 million in cash and gold bullion, and no debt.

For further information, please contact:
Julia Hasiwar
Director, Investor Relations
Goldcorp Inc.
1560-200 Burrard Street
Vancouver, British Columbia, V6C 3L6
Telephone: (604) 696-3011
Fax: (604) 696-3001
Email: info@goldcorp.com
Website: www.goldcorp.com